Exhibit 23.1

To the Board of Directors

Northeast Bancorp

Lewiston, Maine

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statements on Form S-1 (No. 333-180215) of Northeast Bancorp of our report dated March 12, 2012, related to our audit of the consolidated financial statements of Northeast Bancorp and Subsidiary for the period from December 29, 2010 through June 30, 2011, relating to Northeast Bancorp after the merger with FHB Formation LLC, and the period from July 1, 2010 through December 28, 2010, relating to Northeast Bancorp before the merger with FHB Formation LLC, which is included in the Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on March 19, 2012, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/SHATSWELL, MacLEOD & Company, P.C.

SHATSWELL, MacLEOD & Company, P.C.

West Peabody, Massachusetts

April 12, 2012